Exhibit 10.53

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

RESEARCH AGREEMENT

This Agreement is made by and between Oncternal Therapeutics, Inc. (“Company”) with offices at 3525 Del Mar Heights Road #821 San Diego, CA 92130-2122, and The Regents of the University of California, on behalf of its San Diego campus, having its office at 9500 Gilman Drive, La Jolla, CA 92093-0934, (“University”).

WHEREAS, the parties have entered into a License Agreement for Case No. SD2005-212. Case No. SD2010-306, Case No. SD2011-178, Case No. SD2012-143. Case No. SD2012-403, and Case No. SD2015-200 dated March 31, 2016 (the “Oncternal License”);

WHEREAS, it is in the mutual interest of Company and University that research be conducted on a project entitled, ROR1 Therapeutic Development Program (Research) (“Project”), UCSD Proposal Number 20164018;

WHEREAS, Company desires to financially support said research at University; NOW, THEREFORE, the parties agree as follows:

1.        SCHEDULE. The Project shall be conducted in accordance with the statement of work attached hereto as Exhibit A and incorporated into this Agreement by this reference solely for the purpose of describing the scope of work to be performed under this Agreement. The term of this Agreement shall be July 1, 2016 through June 30, 2021, unless sooner terminated as herein provided or extended pursuant to the mutual written agreement of the parties.

2.        BUDGET. Company shall support the Project by a grant of five million dollars ($5,000,000) (“Grant Amount”). The parties agree and acknowledge that payment by the Company of the Grant Amount shall count towards Company’s obligation to provide the Research Support Funding (as defined in the Oncternal License). The Grant Amount shall cover all direct and indirect costs of the Project, as set forth in the budget attached hereto as part of Exhibit A and incorporated into this Agreement. If at any time University has reason to believe that the cost of the Project will be greater than the Grant Amount, University shall notify Company in writing to that effect, giving a revised budget of the cost of completion of the Project. Company shall not be obligated to reimburse University for the costs incurred in excess of the Grant Amount unless and until Company has notified University in writing that the revised budget is accepted , and all such excess costs reimbursed by Company thereto shall additionally count towards the Research Support Funding (as defined in the Oncternal License). Upon University’s expenditure of the Grant Amount (as it may be revised hereunder), University’s obligation to continue performance of the Project shall cease. The balance of any funds remaining under the Grant Amount at the end of any Project year may be carried over to subsequent years during the period of the Agreement to support the Project.

3.        PAYMENT. Upon execution of this agreement and within 30 days of receipt of an invoice from University, Company will provide an initial partial payment of the Grant Amount in the amount of $250,000, and within 30 days of receipt of invoices from University, nineteen (19) additional quarterly partial payments of the Grant Amount in the amount of $250,000.

Payment shall be made to “The Regents of the University of California” and sent to the following address:

The Regents of the University of California

Cashier’s Office

University of California

San Diego 9500 Gilman Drive

La Jolla, CA 92093-0009

University shall forward invoices to Company at the following address:

ATTN:            Oncternal Accounts Payable

E-MAIL:         AP@Oncternal.com

ADDRESS:     3525 Del Mar Heights Road #821

                         San Diego, CA 92130-2122

PHONE:           858-434-1113

FAX:                858-408-3010

With a copy to:

ATTN:             James Breitmeyer

E-MAIL:          [***]

PHONE:          [***]

At least thirty (30) days prior to the beginning of each quarter thereafter, University will forward an invoice to Company in an amount equal to one-quarter of the annual budget amount. Company will submit payment to the address listed above, upon receipt of such invoice.

University shall within sixty (60) days from the completion of the Project provide to Company a report of expenditures shown by major cost categories.

4.        PRINCIPAL INVESTIGATOR. The research is to be conducted by University under the direction of Thomas Kipps, MD (“Principal Investigator”) who will be responsible for the direction of the Project, including all budgeting and revisions to the Budget, in accordance with applicable University policies.

5.        CONFIDENTIALITY. Subject to Paragraph 9 of this Agreement, it is the intent of the parties that neither party shall furnish any information considered confidential and/or proprietary by it and/or one or more third parties to the other party in connection with this Agreement.

Should Company deem it necessary to disclose information considered confidential and/or proprietary by it to University, it will be clearly marked by Company, in writing, as “Confidential Information.” Except as required by law, University will use best efforts to avoid disclosure of such Confidential Information for a period of three (3) years from the date of disclosure. This obligation does not apply to information that (i) was known to University prior to its receipt from Company without any breach of obligation of confidentiality, (ii) that is independently developed by University without any breach of obligation of confidentiality, (iii) received from any third party under no obligation to University to keep such information confidential, or (iv) is or subsequently enters the public domain through no fault of University, all as evidenced by competent written records.

6.        RIGHTS IN DATA AND DELIVERABLES. Subject to Paragraph 5 and 8 of this Agreement, University shall have the right to copyright, publish, disclose, disseminate and use, in whole and in part, any data and information developed by University under the Project. Subject to Paragraphs 8 and 9 of this Agreement, Company shall have the right to disclose and use the technical reports, data and information delivered under the Project to Company by University for any purpose. University shall provide bi-annual interim and final written progress and summary reports to Company detailing the results of the Project. In order to effectively collaborate on the Project, University shall, at Company’s reasonable request and expense (including material transfer fees), promptly provide Company with research results, reports, materials and technology as specified in Exhibit B under a subsequent separate material transfer agreement. In order to further effectively collaborate on the Project, Company shall have the opportunity to provide comment on the technical reports and bi-annual interim reports submitted by the Principal Investigator, which such comment the Principal Investigator shall consider in good faith. In addition, at the initiation of the Project and twice each year at a mutually agreed upon time and location, in conjunction with the timing of the bi-annual reports, Principal Investigator and Company shall meet for Principal Investigator to present the progress of the Project (“Progress Reports”) and the plans for the upcoming period. Company shall have the opportunity to review and provide comment on the Progress Reports, which such comment the Principal Investigator shall consider in good faith. In addition, any modifications to the Project proposed by Company or Institution based on such comment to the Progress Reports shall be considered in good faith and modifications may be made to the Project as a result, provided that such Project modifications are made by mutual agreement of the Parties through an amendment in accordance with Section 22 of this Agreement.

7.        USE OF NAME/PUBLICITY. It is agreed by each party that it will not under any circumstance use the name of the other party or its employees in any advertisement, press release or publicity with reference to this Agreement, without prior written approval of the other party.

8.        PUBLICATION. University shall have the right to publish the results of the work conducted by University under this Agreement to the extent such results do not contain Confidential Information of Company, provided University will deliver to Company a copy of the proposed written publication at least thirty (30) days prior to submission for publication. Company shall have the opportunity to review and comment on any such publications and complete its review within such thirty (30) days prior to their submission for publication. University agrees to consider Company’s comments prior to publication. However, if such proposed manuscript contains patentable information, University will, at its option, either delete the patentable information and publish immediately, or withhold publication for up to an additional sixty (60) days to allow for the filing of patent applications.

9.        PATENT RIGHTS. Title to inventions, developments or discoveries arising from research conducted under the Research Agreement shall be determined in accordance with inventorship under United States Patent Law, Title 35 United States Code.

(a)        Company Inventions. All rights to patentable inventions or discoveries conceived and reduced to practice solely by Company in the performance of the Project shall belong to Company and shall be disposed of in accordance with Company policy.

(b)        University Inventions. Subject to Section 9(e) and the licenses granted by University to Company under the Oncternal License, all rights to patentable inventions or discoveries conceived and reduced to practice solely by University in the performance of the Project (“University Inventions”) shall belong to University and shall be disposed of in accordance with University policy.

(c)        Joint Inventions. Subject to Section 9(e) and the licenses granted by University to Company under the Oncternal License, all rights to patentable inventions or discoveries conceived and reduced to practice jointly by University and Company in the performance of the Project (“Joint Inventions”) shall be jointly-owned.

(d)        Know-How. The parties acknowledge and agree that all unpatentable know-how and technical information made in the performance of the Project that is directly related to ROR1 and necessary or useful to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import and have imported “Licensed Products” and to practice “Licensed Methods” as defined in the Oncternal License shall be deemed “Technology” as defined in the Oncternal License.

(e)        Option. To the extent that University has the legal right to do so, University shall offer to Company, in accordance with the provisions of the following paragraph, a time-limited exclusive first right to negotiate an exclusive (or non-exclusive at Company’s option), worldwide, fully sub-licensable, royalty-bearing license in and under all of University’s interest to any University Inventions or Joint Inventions (including all intellectual property rights thereto) to make, have made, use, sell, offer for sale, have sold and import University or Joint Inventions.

University shall promptly disclose to Company any University or Joint Inventions arising under this Research Agreement. Company shall hold such disclosure on a confidential basis and will not disclose the information to any third party without consent of University. The Company shall advise University in writing within sixty (60) days of such disclosure to Company whether or not it wishes to secure a commercial license (“Election Period”). If Company elects to secure such a license to University Inventions or Joint Inventions, Company shall reimburse University for all documented and reasonable costs incurred in connection with patent filing for such University Inventions necessary for the commercial development of such University Invention, whether or not a patent issues. University shall file patent applications on any University Invention or Joint Invention Company elects to license and for which Company agrees to pay all costs associated with patent filing and prosecution. Company shall have ninety (90) days from the date of election to conclude a license or option agreement with University (“Negotiation Period”). Such Negotiation Period may be extended by mutual agreement. Both parties agree to negotiate in good faith during such Negotiation Period. Said license shall contain reasonable terms substantially similar to those in the Oncternal License and, if applicable shall require diligent performance by Company for the timely commercial development and early marketing of such inventions, and shall include Company’s continuing obligation to pay documented and reasonable patent costs. It is understood by the parties that if such University or Joint Invention is useful or necessary for the development or commercialization of a Licensed Product (as defined in the Oncternal License) then (i) the parties shall discuss in good faith execution of an amendment to the Oncternal License rather than negotiating and entering into a separate commercial license and (ii) any such amendment to the Oncternal License or separate commercial license concluded between the parties shall not obligate Company to pay royalties or milestones in addition to those already payable under the Oncternal License. If Company elects not to secure such license(s), or such license has not been concluded within the ninety (90) day period described above, rights to the Invention(s) disclosed hereunder shall be disposed of in accordance with University policies (it being understood that each party shall continue to have its joint ownership interest in any Joint Invention and shall be free to practice any Joint Invention without the consent of, or any obligation to account to, the other party). Company may exercise its right to obtain a license with respect to any single University Invention or Joint Invention disclosed to Company pursuant to this Paragraph 9, and any failure by Company to exercise its right to obtain a license with respect to any single University Invention or Joint Invention shall not be deemed a waiver of Company’s right to obtain a license with respect to any other University Invention owned by University or Joint Invention disclosed to Company hereunder.

10.        INDEMNIFICATION. Company agrees to defend, indemnify and hold University harmless from and against any and all liability, loss, expense, reasonable attorneys’ fees, or claims for injury or damages arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorneys’ fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Company, its officers, agents or employees.

University agrees to defend, indemnify and hold Company harmless from any claim, liability, loss, expense, reasonable attorneys’ fees, or claims for injury or damages arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorneys’ fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of University, its officers, agents, or employees.

11.        SUPPLIES AND EQUIPMENT. In the event that University purchases equipment hereunder, title to such equipment shall vest in University.

12.        EXCUSABLE DELAYS - In the event of a delay caused by inclement weather, fire, flood, strike or other labor dispute, act of God, act of governmental officials or agencies, or any other cause beyond the control of University, University shall be excused from performance hereunder for the period of time attributable to such delay, which may extend beyond the time lost due to one or more of the causes mentioned above. In the event of any such delay, this Agreement may be revised by changing the Budget, performance period and other provisions, as appropriate, by mutual agreement of the parties.

13.        TERMINATION - This Agreement may be terminated by either party at any time upon the giving of sixty (60) days prior written notice to the other party. Written notice shall be directed to the appropriate individual named in Article 15 (“CORRESPONDENCE”) of this Agreement. Upon the giving of notice of termination by Company, as of the effective termination date University shall exert its best efforts to limit or terminate any outstanding commitments. Company shall reimburse University for all costs incurred by it for all work performed through the effective termination date, and for all outstanding obligations which cannot be canceled. University shall furnish, within ninety (90) days of the effective date of termination, a final invoice for settlement of all costs to be reimbursed. Upon the giving of notice of termination by University, as of the effective termination date Company shall have no additional liability for any costs or obligations. Upon termination of the Oncternal License, this Agreement shall automatically terminate, unless the parties otherwise mutually agree in writing. Article 5 (Confidentiality), Article 6 (Rights in Data and Deliverables), Article 7 (Use of Name/Publicity), Sections 9(a)-(d), Article 18 (Failure to Perform), and Article 19 (Governing Law) shall survive termination or expiration of this agreement.

14.        COMPANY MATERIALS - Company may deliver to University biological or other materials produced by or on behalf of Company prior to and throughout the term of this Agreement, as may be required for use in the Project. Such materials may represent significant investments of, and may be considered proprietary to, Company. University shall not use such materials provided by Company for any purpose other than conducting research pursuant to the Agreement. University shall retain exclusive control over any such materials and shall not transfer such materials, or any portion thereof, to any individual or entity not working under the Agreement without the prior written consent of Company. Any such materials provided pursuant to this Section 14 shall be described in a written notice delivered to University and referencing this Section 14.

ALL MATERIALS UNDER THIS SECTION 14 ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

15.        CORRESPONDENCE - Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a)        on the date of delivery if delivered in person,

(b)        five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party, or

(c)        upon confirmation by recognized national overnight courier, confirmed facsimile transmission, or confirmed electronic mail, to the following addresses or facsimile numbers of the parties.

      If sent to Company:

Oncternal Therapeutics, Inc.

3525 Del Mar Heights Road #821

San Diego, CA 92130-2122

Attention: James Breitmeyer, CEO

Phone: [***]

Fax: 858-408-3010

Email: [***]

If sent to University by mail:

University of California, San Diego

Office of Contract and Grant Administration

9500 Gilman Drive, Mail Code 0934

La Jolla, California 92093-0934

Attention: Brendan Daly, JD

If sent to University by overnight delivery:

University of California, San Diego

Office of Contract and Grant Administration

10300 North Torrey Pines Road

Torrey Pines Center North, Third Floor

La Jolla, California 92037

Attention: Brendan Daly, JD

16.        ASSIGNABILITY. This Agreement may be assigned by University, but is personal to Company and assignable by Company only with the written consent of University. Notwithstanding the foregoing, Company may assign its rights under this Agreement in whole or in part to an Affiliate or to a successor-in-interest or to substantially all of the business of Company to which this Agreement relates upon written notice to University.

17.        NO WAIVER. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

18.        FAILURE TO PERFORM. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to seek reasonable attorneys’ fees in addition to costs and necessary disbursements.

19.        GOVERNING LAWS. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

20.        HEADINGS. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

21.        ENTIRE AGREEMENT. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

22.        AMENDMENTS. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

23.        SEVERABILITY. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

[Signature page follows]

IN WITNESS WHEREOF, both University and Company have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA ON BEHALF OF ITS SAN DIEGO CAMPUS		ONCTERNAL THERAPEUTICS, INC.

By:	/s/ Brendan Daly, JD (signature)	By:	/s/ James Breitmeyer, Md, PhD (signature)
Name: Brendan Daly, JD		Name: James Breitmeyer, MD, PhD
Title: Principal Contract Officer		Title: President & CEO

Date: 11/3/16		Date: 11/3/16

[Signature page to Research Agreement]

EXHIBIT A

ROR1 Therapeutic Development Program (Research)

ONCTERNAL STATEMENT OF WORK

[***]

A-1

EXHIBIT B

UCSD DELIVERABLES TO BE PROVIDED

1.	Information and data in University’s possession or control that have been licensed by Oncternal under the Oncternal License as follows:

a.

Information and data for any and all other antibodies, antibody fragments, synthetic antibodies or binding moieties having binding activity for ROR1, which may include empirical data, summaries, study reports, abstracts, publications and presentations;

b.

Information and data for any and all drug conjugates involving any antibody, antibody fragment, synthetic antibody or other binding moiety having binding activity for ROR1, which may include empirical data, summaries, study reports, abstracts, publications and presentations;

c.

Information and data for any and all genetically engineered cellular therapies having an affinity for ROR-1, which may include empirical data, summaries, study reports, abstracts, publications and presentations; and

d.

Information and data A for any and all fragments of an antibody or synthetic versions thereof either used alone or fused with another functional protein to exert an effector function and having an affinity for ROR-1, which may include empirical data, summaries, study reports, abstracts, publications and presentations.

2.	The following materials in the possession of University that have been licensed by Oncternal under the Oncternal License:

e.	Aliquots of antibodies, binding fragments, or cell lines that produce such antibodies or binding fragments for all precursors of cirmtuzumab including c961, 99961 and D10;

f.	Aliquots of antibodies, binding fragments, or cell lines that produce such antibodies or binding fragments for the 4A5 antibody, the humanized version of the 4A5 antibody, and all precursors to 4A5;

g.	Aliquots of other antibodies, antibody fragments, synthetic antibodies or binding moieties having binding activity for ROR1 as reasonably requested;

h.	Aliquots of drug conjugates involving any antibody, antibody fragment, synthetic antibody or other binding moiety having binding activity for ROR1 as reasonably requested;

i.

Aliquots of fragments of an antibody or synthetic versions thereof either used alone or fused with another functional protein to exert an effector function and having an affinity for ROR-1 as reasonably requested; and

B-1

j.

Aliquots of research grade reagents that have already been produced and that are necessary to the testing or development of the Licensed Products (as defined in the Oncternal License) as reasonably requested.

B-2